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[IMS HEALTH LOGO]



                                                                        NEWS


Contacts: Michael Gury           Jack Walsh               FOR IMMEDIATE RELEASE
          Communications         Investor Relations
          (203) 319-4730         (203) 319-4750




                       IMS HEALTH APPOINTS NANCY E. COOPER
                             CHIEF FINANCIAL OFFICER



FAIRFIELD, CT, October 23, 2001 -- IMS HEALTH (NYSE: RX) today announced that Nancy E. Cooper has been named chief financial officer, reporting to David M. Thomas, chairman and chief executive officer, effective December 1, 2001. IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries.

         "Nancy brings a wealth of experience in global finance operations and strategy," said Thomas. "As we move forward in executing our strategic plans and building the foundation for growth in 2002 and beyond, Nancy's skills and talents will be very valuable in helping us achieve our goals."

         Cooper joins IMS HEALTH from Reciprocal, Inc., a leading digital distribution infrastructure enabler based in New York, where she served as chief financial officer since July 2000. From 1998 to 2000, she served as chief financial officer of Pitney Bowes Credit Corporation, an international credit company with more than $4 billion in assets, based in Stamford, CT.


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         In 1998, Cooper served as a partner responsible for finance and administration at General Atlantic Partners, the world's largest private equity firm focused on software and services investments, based in Greenwich, CT. There, her responsibilities included investor negotiations, finance, legal, IT, office management and oversight for research and executive search activities.

         Prior to General Atlantic, Cooper spent 22 years at IBM, from 1976 to 1998, in various positions of increasing responsibility. From 1997 to 1998, Cooper held the position of chief financial officer for IBM's Global Industries Division. In that role, she had global financial responsibilities for a budget of more than $55 billion from sales operations in banking, distribution, manufacturing, telecommunications, government, healthcare and insurance. She also was a member of the IBM Senior Management Group.

         Cooper served as IBM's corporate assistant controller in 1996, responsible for a global sales and services budget of more than $72 billion.

         From 1992 to 1996, Cooper was controller and treasurer of IBM Credit Corporation, a $10 billion leasing organization, based in Stamford, CT. There, her responsibilities included financial strategy and assessment of investment opportunities, issuance of $35 billion of commercial paper, $2.5 billion of medium term notes and $250 million of securitized assets.

         From 1982 to 1992, Cooper was director of financial management systems, pricing and financial planning at IBM's corporate headquarters in Armonk, NY, responsible for pricing strategy and management, financial planning management and transfer pricing among all IBM divisions worldwide. Cooper joined IBM as a marketing representative in 1976. From 1975 to 1976, Cooper was a commercial lending representative at The Bank of New York.

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         Cooper holds a B.A., Summa Cum Laude, in Economics and Political
Science, Bucknell University, and a Master of Business Administration from the Harvard Graduate School of Business Administration.

         Cooper replaces James C. Malone, who is retiring from IMS HEALTH after 17 years at IMS HEALTH, Cognizant and Dun & Bradstreet. Malone served as CFO of IMS HEALTH since 1999.

         "I want to thank Jim for his tireless efforts on behalf of IMS HEALTH," said Thomas. "From the D&B spin of 1996 to the many transactions required to shape the focused company that IMS HEALTH is today, Jim has played a major role at every turn. We wish him well in his future endeavors."

         Malone will remain with the company during the next 90 days to ensure an orderly transition.

         Operating in more than 100 countries, IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. With $1.3 billion in 2000 revenue and nearly 50 years of industry experience, IMS HEALTH offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including marketing effectiveness solutions for prescription and over-the-counter pharmaceutical products; sales optimization solutions to increase pharmaceutical sales force productivity; and consulting and customized services that turn information into actionable insights. Additional information is available at http://www.imshealth.com.
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OCTOBER 23, 2001